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                                                                       Exhibit 5


                                August 1, 2001


Alfa Corporation
2108 East South Boulevard
Montgomery, Alabama 36116

     Re: Registration Statement on Form S-8 relating to the Savings and Profit Sharing Plan and Trust Agreement of Alfa Mutual Insurance Company (401(k) Plan)

Ladies and Gentlemen:

     We are familiar with the proceedings taken and proposed to be taken by Alfa Corporation, a Delaware corporation (the "Company") in connection with the proposed amendments to the Savings and Profit Sharing Plan and Trust Agreement of Alfa Mutual Insurance Company (the "Plan"). In this connection we have reviewed the Plan and such documents and matters of law as we have deemed relevant and necessary as a basis for the opinions expressed herein.

     Upon the basis of the foregoing, we are of the opinion that:

          (i) The Company is a corporation duly organized and existing under the laws of the State of Delaware;

          (ii) The shares of common stock of the Company referred to above, to the extent actually issued by the Company pursuant to the Plan, will, when so issued, be duly and validly authorized and issued and will be fully paid and non-assessable shares of common stock of the Company;

          (iii) Under the laws of the State of Delaware, no personal liability attaches to the ownership of the shares of common stock of the Company.
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     The opinion expressed above is limited by the following assumptions, qualifications and exceptions:

     (a)  We are licenced to practice law only in the State of Alabama;

     (b) The opinion stated herein is based upon statutes, regulations, rules, court decisions and other authorities existing and effective as of the date of this opinion, and we undertake no responsibility to update or supplement such opinion in the event of or in response to any subsequent changes in the law or such authorities, or upon the occurrence after the date hereof of events or circumstances that, if occurring prior to the date hereof, might have resulted in a different opinion;

     (c) This opinion has been rendered solely for the benefit of Alfa Corporation, and no other person or entity shall be entitled to rely hereon without our express written consent; and

     (d) This opinion is limited to the legal matters expressly set forth herein, and no opinion is to be implied or inferred beyond the legal matters expressly so addressed.

     We hereby consent to the filing of this opinion as an exhibit to the above-referenced registration statement. In consenting to the inclusion of our opinion in the Registration Statement, we do not thereby admit that we are a person whose consent is required pursuant to Section 7 of the Securities Act of 1933, as amended.

                                       Sincerely yours,

                                       BALCH & BINGHAM LLP



                                       By:/s/ Michael D. Waters
                                          ---------------------
                                          Michael D. Waters
MDW/rwr